September 29, 2011
Medium-Term Notes, Series D
No. 2011-MTNDG0108
Relating to Preliminary Pricing Supplement No. 2011-MTNDG0108 dated September 29, 2011 to Registration Statement Nos. 333-172554 and 333-172554-01
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Enhanced Buffered Jump Securities Based on the Dow Jones Industrial AverageSM due March 28, 2016
The Enhanced Buffered Jump Securities offer the opportunity for investors to earn a return based on the performance of the Dow Jones Industrial AverageSM, which we refer to as the underlying index, while providing limited protection against negative performance of the underlying index.  Unlike ordinary debt securities, the securities do not pay interest and provide a minimum payment at maturity of only 15% of the stated principal amount.  At maturity, if the closing value of the underlying index on the valuation date is greater than the buffer level described below, you will receive a positive return on the securities equal to the greater of (i) 37% to 42% (to be determined on the pricing date) and (ii) the return on the underlying index.  If, on the other hand, the closing value of the underlying index on the valuation date is less than the buffer level, you will lose 1% for every 1% decline below the buffer level. This amount may be significantly less than the stated principal amount of the securities and may be as low as $1.50 per security. The securities are a series of unsecured securities issued by Citigroup Funding Inc. Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the securities are subject to the credit risk of Citigroup Inc.
SUMMARY TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the securities are not principal protected, you may receive an amount at maturity that is substantially less, and possibly 85% less, than the stated principal amount of your initial investment.

Aggregate principal amount:	$
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Underwriting fee and issue price” below)
Pricing date:	October , 2011
Original issue date:	October , 2011 (three business days after the pricing date)
Maturity date:	March 28, 2016
Underlying index:	Dow Jones Industrial AverageSM
Payment at maturity:
If the final index value is greater than the buffer level,
$10 + the greater of (i) the upside payment and (ii) $10 x the index percent increase
If the final index value is less than or equal to the buffer level,
($10 x the index performance factor) + $1.50
This amount will be less than or equal to the stated principal amount of $10. However, under no circumstances will the payment at maturity be less than $1.50 per security, subject to the credit risk of Citigroup Inc.

Upside payment:	$3.70 to $4.20 per security (37% to 42% of the stated principal amount), to be determined on the pricing date
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	, the closing value of the underlying index on the pricing date.
Final index value:	The closing value of the underlying index on the valuation date.
Valuation date:	March 25, 2016, subject to postponement for non-index business days and certain market disruption events.
Buffer level:	85% of the initial index value
Minimum payment at maturity:	$1.50 per security (15% of the stated principal amount)
Maximum payment at maturity:	There is no maximum payment at maturity.
CUSIP:	17317U576
ISIN:	US17317U5763
Listing:	The securities will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “Fact Sheet—Supplemental information regarding plan of distribution; conflicts of interest” in this offering summary.
Underwriting fee and issue price:	Price to Public(1)	Underwriting Fee(1)(2)	Proceeds to Issuer
Per Security	$10.00	$0.35	$9.65
Total	$	$	$
(1) The actual public offering price, underwriting fee and related selling concession for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $9.90 per security. You should refer to “Fact Sheet—Fees and selling concessions” and “Syndicate Information” for more information.
(2) Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the securities, will receive an underwriting fee of $0.35 for each security sold in this offering. Citigroup Global Markets Inc. will pay selected dealers affiliated with Citigroup Global Markets Inc., including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a selling concession of $0.35 for each $10 security they sell.  Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. You should refer to “Risk Factors” and “Fact Sheet—Supplemental information regarding plan of distribution; conflicts of interest” in this offering summary for more information.
You should read this document together with the preliminary pricing supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement filed on September 29, 2011:
http://www.sec.gov/Archives/edgar/data/831001/000095010311004048/dp26493_424b2-mtndg0108.htm
Prospectus and Prospectus Supplement filed on May 12, 2011:
http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a preliminary pricing supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“Commission”) for the offering to which this communication relates. Before you invest, you should read the preliminary pricing supplement, prospectus supplement and prospectus in that registration statement (File No. 333-172554) and the other documents Citigroup Funding and Citigroup Inc. have filed with the Commission for more complete information about Citigroup Funding Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the Commission’s website at www.sec.gov. Alternatively, you can request the preliminary pricing supplement and related prospectus supplement and prospectus by calling toll-free 1-877-858-5407.

Citigroup Funding Inc.
Enhanced Buffered Jump Securities Based on the Dow Jones Industrial AverageSM due March 28, 2016

Investment Overview
The Enhanced Buffered Jump Securities Based on the Dow Jones Industrial AverageSM Index due March 28, 2016 (the “securities”) can be used:

▪
As an alternative to direct exposure to the underlying index that provides a minimum positive return if the closing value of the underlying index on the valuation date is greater than 85% of the initial index value, which we refer to as the buffer level, and 1-to-1 participation in any appreciation of the underlying index beyond the minimum positive return; however, by investing in the securities, you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index, which, as of September 28, yield an average of 2.77% per year.  If the average dividend yield remained constant for the term of the securities, this would be equivalent to 12.47% (calculated on a simple interest basis) over the approximately 4.5-year term of the securities.  However, it is impossible to predict whether the dividend yield over the term of the securities will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.   You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you

▪	To enhance returns and outperform the underlying index in scenarios in which the final index value is up to 37% to 42% (to be determined on the pricing date) greater than the initial index value

▪
To obtain 1-to-1 exposure to the performance of the underlying index in scenarios in which the final index value increases from the initial index value by at least 37% to 42% (to be determined on the pricing date)

▪	To obtain a buffer against a specified level of negative performance in the underlying index

Maturity:	Approximately 4.5 years
Upside payment:	$3.70 to $4.20 (37% to 42% of the stated principal amount), to be determined on the pricing date
Buffer level:	85% of the initial index value
Minimum payment at maturity:	$1.50 per security (15% of the stated principal amount)
Coupon:	None

Dow Jones Industrial AverageSM Overview

The Dow Jones Industrial AverageSM is a price-weighted average composed of 30 common stocks representing a broad cross-section of U.S. industry.

Information as of market close on September 28, 2011:

Bloomberg Ticker Symbol:	INDU
Current Index Value:	11,072.17
52 Weeks Ago (on 9/29/2010):	10,835.28
52 Week High (on 4/29/11):	12,810.54
52 Week Low (on 9/23/2010):	10,719.94

Dow Jones Industrial AverageSM – Daily Closing Values January 3, 2006 to September 28, 2011

September 2011	Page 2

Citigroup Funding Inc.
Enhanced Buffered Jump Securities Based on the Dow Jones Industrial AverageSM due March 28, 2016

Key Investment Rationale

An investment in the securities offers a minimum positive return of 37% to 42% (to be determined on the pricing date) if the closing value of the underlying index on the valuation date is greater than 85% of the initial index value, offers an uncapped 1-to-1 participation in the appreciation of the underlying index of greater than 37% to 42% and provides a 15% buffer against any decline in the underlying index.  However, if the underlying index declines in value by more than 15% from the pricing date to the valuation date, the payment at maturity will be less, and possibly significantly less, than the stated principal amount of the securities, subject to the minimum payment at maturity of $1.50 per security (subject to the credit risk of Citigroup Inc.).

Investors will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index.  As of September 28, 2011, the average dividend yield of those stocks was 2.77% per year, which, if the average dividend yield remained constant for the term of the securities, would be equivalent to 12.47% (calculated on a simple interest basis) over the approximately 4.5-year term of the securities.  However, it is impossible to predict whether the dividend yield over the term of the securities will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.   The payment scenarios below do not show any effect of lost dividend yield over the term of the securities.

Payment Scenario 1
The underlying index increases in value from the pricing date to the valuation date by at least 37% to 42% (to be determined on the pricing date).  In this scenario, each security redeems for more than the stated principal amount of $10 by an amount that is proportionate to the percentage increase of the final index value from the initial index value.  (Example: if the underlying index increases in value by 50%, the securities will redeem for $15.00, or 150% of the stated principal amount of $10.)  There is no maximum payment at maturity.

Payment Scenario 2
The underlying index increases in value from the pricing date to the valuation date by less than 37% to 42% (to be determined on the pricing date).  In this scenario, each security redeems for $13.70 to $14.20 per security (137% to 142% of the stated principal amount), to be determined on the pricing date.

Payment Scenario 3
The underlying index declines in value from the pricing date to the valuation date but not by 15% or more. In this scenario, each security redeems for $13.70 to $14.20 per security (137% to 142% of the stated principal amount), to be determined on the pricing date.

Payment Scenario 4
The underlying index declines in value from the pricing date to the valuation date by 15% or more and, at maturity, the securities redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease of the closing value of the underlying index from the initial index value in excess of 15%. (Example: if the underlying index decreases in value by 30%, the securities will redeem for $8.50, or 85% of the stated principal amount.) The minimum payment at maturity is $1.50 per security.

Summary of Selected Key Risks (see page 11)

▪	85% of the stated principal amount is at risk.

▪	No interest payments.

▪	Historically, the value of the underlying index has been volatile.

▪
The return on the securities (the effective yield to maturity) may be less than the amount that would be paid on a conventional fixed-rate debt security of ours (guaranteed by Citigroup Inc.) of comparable maturity.

▪
The securities are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and guarantor of any payments due on the securities, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪
Investing in the securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index, and you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index, which, as of September 28, 2011, yield an average of 2.77% per year.

▪	The market price of the securities will be influenced by many unpredictable factors.

▪	Adjustments to the underlying index could adversely affect the value of the securities.

▪	The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The securities will not be listed on any securities exchange, and secondary trading may be limited.

▪	The calculation agent, which is an affiliate of the issuer, will make determinations with respect to the securities.

▪	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are unclear.

September 2011	Page 3

Citigroup Funding Inc.
Enhanced Buffered Jump Securities Based on the Dow Jones Industrial AverageSM due March 28, 2016
Fact Sheet

The securities offered are senior unsecured obligations of Citigroup Funding, will pay no interest or dividends, provide a minimum payment at maturity of only 15% of the stated principal amount and are subject to the terms described in the accompanying preliminary pricing supplement, the prospectus supplement and the prospectus.  At maturity, an investor will receive for each $10 stated principal amount of securities that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount of $10 based upon the closing value of the underlying index on the valuation date. The investor may lose up to 85% of the stated principal amount.  The securities are senior notes issued as part of Citigroup Funding’s Series D Medium-Term Senior Notes program.  Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the securities are subject to the credit risk of Citigroup Inc.
Expected Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
October , 2011	October , 2011 (three business days after the pricing date)	March 28, 2016
Key Terms
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the securities are not principal protected, you may receive an amount at maturity that is substantially less, and possibly 85% less, than the stated principal amount of your initial investment.

Underlying index:	Dow Jones Industrial AverageSM
Aggregate principal amount:	$
Issue price:	$10 per security
Stated principal amount:	$10 per security
Denominations:	$10 per security and integral multiples thereof
Interest:	None
Payment at maturity:
If the final index value is greater than the buffer level,
$10 + the greater of (i) the upside payment and (ii) $10 x the index percent increase
If the final index value is less than or equal to the buffer level,
($10 x index performance factor) + $1.50
This amount will be less than or equal to the stated principal amount of $10. However, under no circumstances will the payment at maturity be less than $1.50 per security, subject to the credit risk of Citigroup Inc.

Upside payment:	$3.70 to $4.20 per security (37% to 42% of the stated principal amount), to be determined on the pricing date
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	(final index value / initial index value)
Initial index value:	, the closing value of the underlying index on the pricing date.
Final index value:	The closing value of the underlying index on the valuation date.
Buffer level:	85% of the initial index value
Minimum payment at maturity:	$1.50 per security (15% of the stated principal amount)
Maximum payment at maturity:	There is no maximum payment at maturity.
Valuation date:	March 25, 2016, subject to postponement for non-index business days and certain market disruption events.
Risk factors:	Please see “Risk Factors” beginning on page 11.
Clearing and settlement:	DTC

September 2011	Page 4

Citigroup Funding Inc.
Enhanced Buffered Jump Securities Based on the Dow Jones Industrial AverageSM due March 28, 2016

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	17317U576
ISIN:	US17317U5763
Tax considerations:
Prospective investors should note that the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the securities offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Each holder, by purchasing a security, agrees to treat it as a prepaid forward contract for U.S. federal income tax purposes.  There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “Description of Securities—Certain United States Federal Tax Considerations” in the accompanying preliminary pricing supplement, the following U.S. federal income tax consequences should result under current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

▪  Upon sale, exchange or settlement of the securities at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year.

Under current law, Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax with respect to amounts received on the sale, exchange or retirement of their securities.  Special rules apply to Non-U.S. Holders who are present in the United States for 183 days or more in a taxable year or whose gain on their securities is effectively connected with the conduct of a U.S. trade or business.
In 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. persons considering an investment in the securities should read the discussion under “Description of Securities—Certain United States Federal Tax Considerations” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the 2007 notice, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee under an indenture dated June 1, 2005)
Calculation agent:	Citigroup Global Markets Inc. (“Citigroup Global Markets”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our affiliates.

On or prior to the pricing date, we, through our affiliates or others, will hedge our anticipated exposure in connection with the securities by taking positions in swaps, options or futures contracts on the underlying index or on the stocks that constitute the underlying index, in the stocks that constitute the underlying index and/or in any other securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could increase the value of the underlying index, and, accordingly, potentially increase the initial index value and, therefore, the buffer level and, as a result, increase the value at which the underlying index must close on the valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the securities.  For further information on our use of proceeds and hedging, see “Description of Securities—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

September 2011	Page 5

Citigroup Funding Inc.
Enhanced Buffered Jump Securities Based on the Dow Jones Industrial AverageSM due March 28, 2016

ERISA and IRA considerations:
Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the securities as long as either (A) (1) no Citigroup Global Markets affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the securities or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the securities or (B) its acquisition and holding of the securities is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

You should refer to the section “Description of Securities—ERISA Matters” in the accompanying preliminary pricing supplement for more information.

Fees and selling concessions:
Citigroup Global Markets, an affiliate of Citigroup Funding and the underwriter of the sale of the securities, will receive an underwriting fee of $0.35 from Citigroup Funding for each security sold in this offering. From this underwriting fee, Citigroup Global Markets will pay selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a fixed selling concession of $0.35 for each security they sell.

Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. You should refer to “Risk Factors” below and “Risk Factors” and “Description of Securities—Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement for more information.

Supplemental information regarding plan of distribution; conflicts of interest:
Citigroup Global Markets is an affiliate of Citigroup Funding.  Accordingly, the offering of the securities will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly, without prior written consent of the client. See “Description of Securities—Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative.

Syndicate Information

The actual public offering price, the underwriting fee received by Citigroup Global Markets and the selling concession granted to selected dealers per security may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by a particular investor according to the following chart.

Syndicate Information

Aggregate Principal Amount of Securities for Any Single Investor	Price to Public per Security	Underwriting Fee per Security	Selling Concession per Security
< $1,000,000	$10.0000	$0.350	$0.350
≥ $1,000,000 and < $3,000,000	$9.950	$0.300	$0.300
≥ $3,000,000 and < $5,000,000	$9.925	$0.275	$0.275
≥ $5,000,000	$9.900	$0.250	$0.250

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter, if, within 30 days of the offering, the underwriter repurchases the securities distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

September 2011	Page 6

Citigroup Funding Inc.
Enhanced Buffered Jump Securities Based on the Dow Jones Industrial AverageSM due March 28, 2016

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the closing value of the underlying index.

Investors will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index.  As of September 28, 2011, the average dividend yield of those stocks was 2.77% per year, which, if the average dividend yield remained constant for the term of the securities, would be equivalent to 12.47% (calculated on a simple interest basis) over the approximately 4.5-year term of the securities.  However, it is impossible to predict whether the dividend yield over the term of the securities will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.   You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.   The payment scenarios below do not show any effect of lost dividend yield over the term of the securities.

The graph is based on the following terms:

Stated principal amount:	$10 per security
Hypothetical upside payment:	$3.95 per security (39.5% of the stated principal amount)
Minimum payment at maturity:	$1.50 per security (15% of the stated principal amount)
Maximum payment at maturity:	There is no maximum payment at maturity.

Securities Payoff Diagram

How it works

▪
If the final index value is greater than the buffer level, the payment at maturity on the securities reflected in the graph above is greater than the $10 stated principal amount per security and is equal to the $10 stated principal amount plus the greater of (i) the hypothetical upside payment of $3.95 and (ii) the product of $10 and the return on the underlying index.

▪
If the percentage change in the closing value of the underlying index from the pricing date to the valuation date is greater than -15% but less than or equal to 39.5%, an investor will receive a payment at maturity of $13.95 per security, the stated principal amount plus the hypothetical upside payment.

September 2011	Page 7

Citigroup Funding Inc.
Enhanced Buffered Jump Securities Based on the Dow Jones Industrial AverageSM due March 28, 2016

▪
If, however, the underlying index appreciates more than 39.5%, an investor will instead participate on a 1-to-1 basis in the positive performance of the underlying index.  For example, if the underlying index appreciates 50%, an investor will receive a payment at maturity equal to $15.00 per security.

▪
If the final index value is less than the initial index value but has decreased from the initial index value by an amount less than 15%, investors will nevertheless receive a payment maturity of $13.95 per security, the stated principal amount plus the hypothetical upside payment.

▪
If the final index value is less than or equal to the buffer level, investors will receive an amount at maturity that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the closing value of the underlying index from the initial index value in excess of 15%. The minimum payment at maturity is $1.50 per security.

▪	For example, if the underlying index depreciates 30%, investors will lose 15% of their principal and receive only $8.50 per security at maturity, or 85% of the stated principal amount.

September 2011	Page 8

Citigroup Funding Inc.
Enhanced Buffered Jump Securities Based on the Dow Jones Industrial AverageSM due March 28, 2016

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of securities that they hold an amount in cash based upon the closing value of the underlying index on the valuation date, as determined as follows:

If the final index value is greater than the buffer level:

$10 + the greater of: (i) Upside Payment; and (ii) $10 x Index Percent Increase

The upside payment will be $3.70 to $4.20 per security, to be determined on the pricing date.

The index percent increase will be a fraction equal to: (final index value – initial index value) / initial index value

If the final index value is less than or equal to the buffer level:

($10 x Index Performance Factor) + $1.50

The index performance factor will be a fraction equal to: final index value / initial index value

Because the index performance factor will be less than or equal to 0.85, this payment will be less than or equal to $10.

September 2011	Page 9

Citigroup Funding Inc.
Enhanced Buffered Jump Securities Based on the Dow Jones Industrial AverageSM due March 28, 2016
Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

▪
The securities do not pay interest, and you may lose up to 85% of the stated principal amount. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and provide a minimum payment at maturity of only 15% of the stated principal amount of the securities, subject to the credit risk of Citigroup Inc. If the final index value is less than 85% of the initial index value, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each security by an amount proportionate to the decrease in the final index value from the initial index value in excess of 15%. Thus, you may lose up to 85% of the stated principal amount of your investment in the securities.  See “How the Securities Work.”

▪
Volatility of the underlying index. Historically, the value of the underlying index has been volatile. From January 3, 2006 to September 28, 2011, the closing value of the underlying index has been as low as 6,547.05 and as high as 14,164.53. The volatility of the value of the underlying index may result in you receiving at maturity an amount that is less than the stated principal amount of your investment in the securities, and possibly as low as $1.50 per security.

▪
Potential for a lower comparable yield. The securities do not pay any periodic interest. As a result, if the final index value is less than or equal to the buffer level, the effective yield on the securities will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity.

▪
The securities are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the securities, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the securities, to pay all amounts due on the securities at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The securities are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the securities.

▪
The market price of the securities will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which Citigroup Global Markets may be willing to purchase or sell the securities in the secondary market, including: the value and volatility (frequency and magnitude of changes in value or price) of the underlying index and the stocks that constitute the underlying index, the dividend yield of the stocks that constitute the underlying index, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying index or equities markets generally and that may affect the closing value of the underlying index, interest and yield rates in the market, time remaining until the securities mature and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc.  The value of the underlying index may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” below. You may receive less, and possibly significantly less, than the stated principal amount of the securities if you try to sell your securities prior to maturity.

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Investing in the securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index, and you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index. Investing in the securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.  The stocks that constitute the underlying index as of September 28, 2011 average a dividend yield of 2.77% per year.  If this average dividend yield were to remain constant for the term of the securities, then, assuming no reinvestment of dividends, you would be foregoing an aggregate yield of 12.47% (calculated on a simple interest basis) by investing in the securities instead of investing directly in the stocks that constitute the underlying index or in another investment linked to the underlying index that provides for a dividend pass-through.  However, it is impossible to predict whether the dividend yield over the term of the securities will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate

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Enhanced Buffered Jump Securities Based on the Dow Jones Industrial AverageSM due March 28, 2016

for you.   The payment scenarios described in this offering summary do not show any effect of lost dividend yield over the term of the securities.

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Adjustments to the underlying index could adversely affect the value of the securities. The publisher of the underlying index may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that could change the value of the underlying index. The publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

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The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets may be willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the securities, as well as the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices may be lower than the costs of unwinding the related hedging transactions at the time of the secondary market transaction.  Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

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The securities will not be listed on any securities exchange, and secondary trading may be limited.  The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Citigroup Global Markets may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

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The calculation agent, which is an affiliate of ours, will make determinations with respect to the securities.  Citigroup Global Markets, the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets will determine the initial index value, the final index value and the index percent increase or index performance factor, as applicable, and will calculate the amount of cash, if any, you will receive at maturity. Determinations made by Citigroup Global Markets, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a market disruption event, or discontinuance of the underlying index, may affect the payout to you at maturity.

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Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities. One or more of our affiliates expect to hedge our obligations under the securities and will carry out hedging activities related to the securities (and other instruments linked to the underlying index or the stocks that constitute the underlying index), including trading in stocks that constitute the underlying index, swaps, futures and options contracts on the underlying index as well as in other instruments related to the underlying index and the stocks that constitute the underlying index. Our affiliates also trade in the stocks that constitute the underlying index and other financial instruments related to the underlying index and the stocks that constitute the underlying index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and therefore, the buffer level and, as a result, could increase the value at which the underlying index must close on the valuation date before an investor receives a payment at maturity that exceeds the issue price of the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the value of the underlying index on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

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The U.S. federal income tax consequences of an investment in the securities are unclear.  There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS.  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court

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might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.  As described above under “Tax considerations,” in 2007, the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the securities should review carefully the section of the accompanying preliminary pricing supplement entitled “Description of Securities—Certain United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Enhanced Buffered Jump Securities Based on the Dow Jones Industrial AverageSM due March 28, 2016

Information about the Underlying Index

The Dow Jones Industrial AverageSM. Unless otherwise stated, all information on the Dow Jones Industrial AverageSM provided in this offering summary is derived from Dow Jones Indexes, the marketing name and a licensed trademark of CME Group Index Services, LLC (“CME”). The Dow Jones Industrial AverageSM is a price-weighted index, which means an underlying stock’s weight in the Dow Jones Industrial AverageSM is based on its price per share rather than the total market capitalization of the issuer. The Dow Jones Industrial AverageSM is designed to provide an indication of the composite performance of 30 common stocks of corporations representing a broad cross-section of U.S. industry. The corporations represented in the Dow Jones Industrial AverageSM tend to be market leaders in their respective industries and their stocks are typically widely held by individuals and institutional investors.

The Dow Jones Industrial AverageSM is maintained by an Averages Committee comprised of the Managing Editor of The Wall Street Journal, the head of Dow Jones Indexes research and the head of CME Group research. The Averages Committee was created in March 2010, when Dow Jones Indexes became part of CME, a joint venture company owned 90% by CME Group Inc. and 10% by Dow Jones & Company. Generally, composition changes occur only after mergers, corporate acquisitions or other dramatic shifts in a component’s core business. When such an event necessitates that one component be replaced, the entire index is reviewed. As a result, when changes are made they typically involve more than one component. While there are no rules for component selection, a stock typically is added only if it has an excellent reputation, demonstrates sustained growth, is of interest to a large number of investors and accurately represents the sector(s) covered by the average.

Changes in the composition of the Dow Jones Industrial AverageSM are made entirely by the Averages Committee without consultation with the corporations represented in the Dow Jones Industrial AverageSM, any stock exchange, any official agency or Citigroup Funding Inc. Although changes to the common stocks included in the Dow Jones Industrial AverageSM tend to be made infrequently, the underlying stocks of the Dow Jones Industrial AverageSM may be changed at any time for any reason. The corporations currently represented in the Dow Jones Industrial AverageSM are incorporated in the United States and its territories and their stocks are listed on the New York Stock Exchange and NASDAQ.

License Agreement. The Dow Jones Industrial AverageSM is a product of Dow Jones Indexes, the marketing name and a licensed trademark of CME and has been licensed for use. “Dow Jones®”, “Dow Jones Industrial AverageSM”, “Dow Jones Indexes” and “DJIA” are service marks of Dow Jones Trademark Holdings LLC (“Dow Jones”), have been licensed to CME and have been sublicensed for use for certain purposes by Citigroup Global Markets Inc. and its affiliates (the “Licensee”). The securities are not sponsored, endorsed, sold or promoted by Dow Jones, CME or their respective affiliates (collectively the “Corporations”) and the Corporations make no representation regarding the advisability of investing in the securities.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN AND THE CORPORATIONS SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN CME AND THE LICENSEE, OTHER THAN THE LICENSORS OF CME.

All disclosures contained in this document regarding the Dow Jones Industrial AverageSM, including its makeup, method of calculation and changes in its components, are derived from publicly available information prepared by CME. None of Citigroup Funding, Citigroup Inc., Citigroup Global Markets Inc. or the trustee assumes any responsibility for the accuracy or completeness of such information.

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Enhanced Buffered Jump Securities Based on the Dow Jones Industrial AverageSM due March 28, 2016

Historical Information

The following table sets forth the published high and low closing values, as well as the end-of-quarter closing values, of the underlying index for each quarter in the period from January 3, 2006 through September 28, 2011.  The closing value of the underlying index on September 28, 2011 was 11,072.17.  We obtained the information below from Bloomberg Financial Markets, without independent verification.  You should not take historical closing values of the underlying index as an indication of future performance, and no assurance can be given as to the closing value of the underlying index on the valuation date.
Dow Jones Industrial AverageSM	High	Low	Period End
2006
First Quarter	11,317.43	10,667.39	11,109.32
Second Quarter	11,642.65	10,706.14	11,150.22
Third Quarter	11,718.45	10,739.35	11,679.07
Fourth Quarter	12,510.57	11,670.35	12,463.15
2007
First Quarter	12,786.64	12,050.41	12,354.35
Second Quarter	13,676.32	12,382.30	13,408.62
Third Quarter	14,000.41	12,845.78	13,895.63
Fourth Quarter	14,164.53	12,743.44	13,264.82
2008
First Quarter	13,056.72	11,740.15	12,262.89
Second Quarter	13,058.20	11,346.51	11,350.01
Third Quarter	11,782.35	10,365.45	10,850.66
Fourth Quarter	10,831.07	7,552.29	8,776.39
2009
First Quarter	9,034.69	6,547.05	7,608.92
Second Quarter	8,799.26	7,761.60	8,447.00
Third Quarter	9,829.87	8,146.52	9,712.28
Fourth Quarter	10,548.51	9,487.67	10,428.05
2010
First Quarter	10,907.42	9,908.39	10,856.63
Second Quarter	11,205.03	9,774.02	9,774.02
Third Quarter	10,860.26	9,686.48	10,788.05
Fourth Quarter	11,585.38	10,751.27	11,577.51
2011
First Quarter	12,391.25	11,613.30	12,319.73
Second Quarter	12,810.54	11,897.27	12,414.34
Third Quarter (through September 28, 2011)	12,724.41	10,719.94	11,072.17

© 2011 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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